Exhibit 3.1

AMENDMENT NO. 1 TO
DELEGATION OF CONTROL AGREEMENT
AMONG
KINDER MORGAN G.P., INC.
KINDER MORGAN MANAGEMENT, LLC
KINDER MORGAN ENERGY PARTNERS, L.P.
KINDER MORGAN OPERATING L.P. "A"
KINDER MORGAN OPERATING L.P. "B"
KINDER MORGAN OPERATING L.P. "C"
KINDER MORGAN OPERATING L.P. "D"
AND
KINDER MORGAN CO2 COMPANY, L.P.

This Amendment No. 1 to Delegation of Control Agreement (this "Amendment") dated as of July 20, 2007, is among Kinder Morgan G.P., Inc., a Delaware corporation (the "General Partner"), Kinder Morgan Management, LLC, a Delaware limited liability company ("Management"), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Master Partnership"), Kinder Morgan Operating L.P. "A", a Delaware limited partnership ("OLP "A""), Kinder Morgan Operating L.P. "B", a Delaware limited partnership ("OLP "B""), Kinder Morgan Operating L.P. "C", a Delaware limited partnership ("OLP "C""), Kinder Morgan Operating L.P. "D", a Delaware limited partnership ("OLP "D""), and Kinder Morgan CO2 Company, L.P., a Texas limited partnership ("CO2" and together with OLP "A," OLP "B," OLP "C," and OLP "D," the "Operating Partnerships," and, together with the Master Partnership, the "Partnerships"), and amends the Delegation of Control Agreement dated May 18, 2001 among the General Partner, Management, and the Partnerships (the "Agreement"). The General Partner is the sole general partner of the Partnerships.

RECITALS:

The General Partner, Management and the Partnerships wish to amend the Agreement as set forth herein.

The board of directors of Management has determined in its sole discretion that this Amendment does not have a material adverse effect on the rights or preferences of the holders of Listed Shares (as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of Management, as amended, restated or supplemented), or reduce the time for any notice to which such holders of Listed Shares would be entitled.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Amendment to Agreement.  The fifth bullet point in Schedule 1.4 to the Agreement is hereby amended to read in its entirety as follows:

•

dissolve or liquidate the Master Partnership, or, after taking into account the creditors of the Master Partnership, SFPP, L.P. or Calnev Pipe Line, L.L.C., respectively, cause the Master Partnership, SFPP, L.P. or Calnev Pipe Line, L.L.C. to take, or consent to the Master Partnership, SFPP, L.P. or Calnev Pipe Line, L.L.C. taking, any of the following actions:  (a) instituting proceedings to be adjudicated bankrupt or insolvent, or (b) consenting in writing to the institution of bankruptcy or insolvency proceedings against it, or (c) filing a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or (d) consenting in writing to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Master Partnership, SFPP, L.P. or Calnev Pipe Line, L.L.C. or a substantial part of their respective property, or (e) making any assignment for the benefit of its creditors, or (f) except as required by law, admitting in writing its inability to pay its respective debts generally as they become due, or

2.

Ratification of Agreement.  The Agreement, as amended by this Amendment, is in all respects ratified and confirmed and remains and continues in full force and effect.

3.

Miscellaneous.

3.1

Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Amendment shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

3.2

Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking actions as may be necessary or appropriate to achieve the purposes of this Amendment.

3.3

Binding Effect; Assignment.  The Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

3.4

Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

3.5

Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

3.6

Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first above written.

"General Partner" KINDER MORGAN G.P., INC.
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

"Management" KINDER MORGAN MANAGEMENT, LLC
By:	/s/ Joseph Listengart
Joseph Listengart Vice President, General Counsel and Secretary

"Master Partnership" KINDER MORGAN ENERGY PARTNERS, L.P.
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

OLP "A" KINDER MORGAN OPERATING L.P. "A"
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

OLP "B" KINDER MORGAN OPERATING L.P. "B"
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

OLP "C" KINDER MORGAN OPERATING L.P. "C"
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

OLP "D" KINDER MORGAN OPERATING L.P. "D"
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations

CO2 KINDER MORGAN CO2 COMPANY, L.P.
By:	Kinder Morgan G.P., Inc., its General Partner
By:	Kinder Morgan Management, LLC, its delegate
By:	/s/ Kimberly A. Dang
Kimberly A. Dang Chief Financial Officer and Vice President, Investor Relations